UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  09/19/2007

Cambridge Display Technology, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  000-51079

Delaware	13-4085264
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

c/o Cambridge Display Technology Limited
2020 Cambourne Business Park
Cambourne
CB23 6DW
(Address of principal executive offices, including zip code)

011 44 1954 713600
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 5.01.    Changes in Control of Registrant

(a)        (1)        Registrant Cambridge Display Technology, Inc. (the "Company") experienced a change of control upon the closing of its merger (the "Merger") with Rosy Future Inc. ("Merger Sub"), a wholly owned subsidiary of Sumitomo Chemical Co., Ltd. ("Sumitomo"). As a result of the Merger, Sumitomo gained control of the Company. Reference is made to the Registrant's press release dated September 19, 2007, attached hereto as Exhibit 99.1.
        (2)        The change of control occurred on September 19, 2007, when the Merger of Merger Sub with and into the Company took effect upon the filing of a certificate of merger with the Secretary of State of the State of Delaware.
        (3)        Sumitomo owns 100% of the voting securities of the surviving corporation of the Merger.
        (4)        The consideration in the Merger was $12 in cash for each share of the Registrant's common stock, or an aggregate of approximately $285 million. Registrant has appointed Mellon Investor Services LLC as paying agent for this transaction. Mellon Investor Services LLC will make arrangements to contact Registrant's former shareholders to arrange payment of the Merger consideration at $12 per share.
        (6)        Sumitomo borrowed funds under existing general purpose credit facilities to finance the Merger.
        (7)        Pursuant to the merger agreement, the directors of Merger Sub became the directors of the surviving corporation of the Merger.
        (8)        Not applicable.

(b)        Other than the Merger, the registrant is not aware of any arrangements that may result in a change of control of the registrant at a future date.

Item 9.01.    Financial Statements and Exhibits

Exhibit    Description
-------    -----------

99.1       Joint Press Release date September 19, 2007

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cambridge Display Technology, Inc.

Date: September 19, 2007	By:	/s/ Michael Black
Michael Black
Chief Financial Officer

Exhibit Index

Exhibit No.	Description
EX-99.1	Joint Press Release